                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                    STARTEC GLOBAL COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                   STARTEC GLOBAL COMMUNICATIONS CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 1999

To the Stockholders of
Startec Global Communications Corporation:

    The Annual Meeting of Stockholders of Startec Global Communications Corporation, a Delaware corporation, will be held at The Capital Hilton, 1001 16th Street, N.W., Washington, D.C. 20036, on June 17, 1999, commencing at 10:00 A.M. (Eastern Daylight Savings Time), for the following purposes, as described in the Proxy Statement accompanying this Notice:

    1.  To elect the Class II members of the Board of Directors; and

    2. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has no knowledge of any other business to be presented or transacted at the Annual Meeting.

    Only stockholders of record on April 23, 1999 are entitled to notice of and to vote at the Annual Meeting. Further information as to the matters to be considered and acted upon at the Annual Meeting can be found in the accompanying Proxy Statement.

                                          By Order of the Board of Directors,

                                          PRABHAV V. MANIYAR
                                          Secretary

May 13, 1999

    YOU ARE CORDIALLY INVITED AND URGED TO ATTEND THE ANNUAL MEETING IN PERSON. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                   STARTEC GLOBAL COMMUNICATIONS CORPORATION
                             10411 MOTOR CITY DRIVE
                               BETHESDA, MD 20817
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 1999
                            ------------------------

    This Proxy Statement, the foregoing Notice of Annual Meeting of Stockholders and the enclosed form of proxy are first being sent or delivered to stockholders on or about May 13, 1999, in connection with the solicitation of proxies for use by the Board of Directors ("Board of Directors") of Startec Global Communications Corporation, a Delaware corporation ("Company"), at its Annual Meeting of Stockholders ("Annual Meeting") which will be held at The Capital Hilton, 1001 16th Street, N.W., Washington, D.C. 20036, on June 17, 1999, commencing at 10:00 A.M. (Eastern Daylight Savings Time), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders, and at any and all adjournments or postponements thereof. A copy of the Company's Annual Report accompanies this Proxy Statement.

    The presence in person or by proxy of holders of record of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is required to constitute a quorum for the transaction of business at the Annual Meeting.

    If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified therein. In the absence of instructions to the contrary, such shares will be voted "FOR" each of the proposals set forth therein. Any stockholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing another proxy dated as of a later date or by voting in person at the Annual Meeting.
                            ------------------------

               The date of this Proxy Statement is May 13, 1999.

                               THE ANNUAL MEETING

MATTERS TO BE CONSIDERED

    The Annual Meeting has been called to (i) elect two persons who have been nominated for election as Class II directors of the Company for terms expiring at the annual meeting of stockholders to be held in the year 2002 and/or until their successors are duly elected and qualified, and (ii) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE AND OUTSTANDING STOCK

    The record date ("Record Date") for determining those stockholders entitled to notice of and to vote at the Annual Meeting was April 23, 1999. At that date, there were outstanding 9,390,215 shares of Common Stock.

PROXIES

    SOLICITATION. Solicitation of proxies is being made by management at the direction of the Board of Directors, without additional compensation, through the mail, in person or by telephone. The cost of such solicitation will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for their reasonable expenses in so doing.

    REVOCATION. The execution of a proxy does not affect the right to vote in person at the Annual Meeting. A proxy may be revoked by the person giving it at any time before it has been voted at the Annual Meeting by submitting a later dated proxy or by giving written notice to the Secretary of the Company. Unless a proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board of Directors.

    SIGNATURES IN CERTAIN CASES. If a stockholder is a corporation, the enclosed proxy should be signed in its corporate name by an authorized officer and his or her title should be indicated. If stock is registered in the name of two or more trustees or other persons, the proxy must be signed by a majority of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or administrator, and his or her title as such should follow the signature.

QUORUM AND VOTING

    The presence, in person or by proxy, of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. As to all matters, each stockholder is entitled to one vote for each share of Common Stock held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. The directors will be elected by at least a plurality of the votes cast at the election. Votes against a candidate and votes withheld have no legal effect. In matters other than the election of directors, abstentions are counted as votes against in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

    As of the Record Date, directors and executive officers of the Company and their affiliates had the power to vote approximately 52.1% of the outstanding Common Stock. All of the directors and executive officers have expressed an intention to vote in favor of all of the director candidates proposed by the Board of Directors.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth information regarding the ownership of the Company's voting securities on the Record Date, including options and warrants by (i) each person known by the Company to be the beneficial owner of more than five percent of any class of its voting securities, (ii) each director and executive officer, and (iii) all directors and executive officers as a group.

                                                                                  COMMON STOCK        PERCENTAGE OF
                                                                                  BENEFICIALLY         OUTSTANDING
NAME AND ADDRESS(1)                                                                 OWNED(2)          COMMON STOCK
-----------------------------------------------------------------------------  ------------------  -------------------
Ram Mukunda..................................................................        3,583,675               38.2%
Blue Carol Enterprises(3)....................................................          807,124                8.6%
Vijay Srinivas(4)............................................................          311,200                3.3%
Prabhav V. Maniyar...........................................................          118,616                1.3%
Nazir G. Dossani(5)..........................................................           10,000                  *
Richard K. Prins(6)..........................................................           47,000                  *
Anthony Das(7)...............................................................           12,000                  *
All Directors and Executive Officers as a group (6 persons)..................        4,889,615               52.1%

------------------------

* Represents beneficial ownership of one percent or less of the outstanding shares of Company Common Stock.

(1) Unless otherwise indicated, the address of all persons listed is c/o Startec Global Communications Corporation, 10411 Motor City Drive, Bethesda, MD 20817.

(2) Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned in the table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options, warrants or other rights to purchase which are exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage ownership of the persons holding such options, warrants or rights, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) The address of Blue Carol Enterprises Ltd. is 930 Ocean Center Harbour City, Kowloon, Hong Kong. Blue Carol Enterprises Ltd. is an affiliate of Portugal Telecom International.

(4) Such shares are held by Mr. Srinivas and his wife as joint tenants. Mr. and Mrs. Srinivas are the brother-in-law and sister of Ram Mukunda, the Company's President and Chief Executive Officer. Mr. Srinivas' term as a Company director expires at the Annual Meeting and he is not standing for re-election.

(5) Includes options to purchase 1,000 shares of Common Stock.

(6) Includes options to purchase 1,000 shares of Common Stock and warrants to purchase 33,000 shares of Common Stock. Mr. Prins is a Senior Vice President of Ferris, Baker Watts, Incorporated, one of the underwriters of the Company's initial public offering, which received warrants to purchase up to 150,000 shares of Common Stock in connection with the initial public offering. Mr. Prins received 33,000 of such warrants, which amount is reflected in the first sentence of this footnote.

(7) Includes options to purchase 4,500 shares of Common Stock.

                                   PROPOSAL I
                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors, each containing, as nearly as possible, an equal number of directors. Directors within each class are elected to serve three-year terms, and approximately one-third of the directors stand for election at each annual meeting of the stockholders. At the Annual Meeting, the stockholders will elect the persons to serve as Class II directors of the Company.

    Messrs. Prabhav V. Maniyar and Sudhakar Shenoy were nominated by the Board of Directors to serve as Class II directors of the Company. All nominees have consented to be named herein and to serve if elected. If a nominee, at the time of his election, is unable or unwilling to serve, and as a result another nominee is designated, the persons named in the enclosed proxy or their substitute will have discretionary authority to vote or to refrain from voting for the other nominee in accordance with their judgment. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of Prabhav V. Maniyar and Sudhakar Shenoy.

       THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR

            NOMINEES FOR ELECTION
                                                             DIRECTOR
                     NAME                          AGE         SINCE                POSITION WITH THE COMPANY
----------------------------------------------  ---------  -------------  ----------------------------------------------

CLASS II
Prabhav V. Maniyar............................         39         1997    Senior Vice President, Chief Financial
                                                                          Officer, and Secretary

Sudhakar Shenoy...............................         52       --        Nominee for Director

             CONTINUING DIRECTORS

CLASS I
Nazir G.Dossani...............................         57         1997    Director(1)(2)

Richard K. Prins..............................         42         1997    Director(1)(2)

CLASS III
Ram Mukunda...................................         40         1989    President, Chief Executive Officer, and
                                                                          Treasurer

------------------------

(1) Member of the Compensation Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

BACKGROUND OF NOMINEES

    The business experience, principal occupation and employment of the nominees have been as follows:

    Prabhav V. Maniyar joined the Company as Chief Financial Officer in January 1997. From June 1993 until he joined the Company, Mr. Maniyar was the Chief Financial Officer of Eldyne, Inc., Unidyne Corporation and Diversified Control Systems, LLC, collectively known as the Witt Group of Companies. The Witt Group of Companies was acquired by the Titan Corporation in May 1996. From June 1985 to May 1993, he held progressively more responsible positions with NationsBank. Mr. Maniyar earned a B.S.

in Economics from Virginia Commonwealth University and an M.A. in Economics from Old Dominion University.

    Sudhakar Shenoy is the founder and Chief Executive Officer of Information Management Consultants, an internationally recognized systems and software development firm serving the public and private sectors. Mr. Shenoy received a bachelor's degree in electrical engineering from the Indian Institute of Technology, an M.S. in electrical engineering and an M.B.A. from the University of Connecticut Schools of Engineering and Business Administration, respectively.

BACKGROUNDS OF CONTINUING DIRECTORS

    Ram Mukunda is the founder of the Company. Prior to 1989, Mr. Mukunda was an Advisor in Strategic Planning with INTELSAT, an international consortium responsible for global satellite services. While at INTELSAT, he was responsible for issues relating to corporate, business, financial planning and strategic development. Prior to joining INTELSAT, he worked as a fixed-income analyst with Caine, Gressel. Mr. Mukunda earned an M.S. in electrical engineering from the University of Maryland.

    Nazir G. Dossani joined the Company as a director in October 1997 at the completion of the Company's initial public offering. Mr. Dossani has been Vice President for Asset/Liability Management at the Federal Home Loan Mortgage Corp. since January 1993. Prior to this position, Mr. Dossani was Vice President--Pricing and Portfolio Analysis at the Federal National Mortgage Association. Mr. Dossani received a Ph.D. in regional science from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania.

    Richard K. Prins joined the Company as a director in October 1997 at the completion of the Company's initial public offering. Mr. Prins is a Senior Vice President with Ferris, Baker Watts, Incorporated. From July 1988 through March 1996, he served as Managing Director of Investment Banking with Crestar Securities Corporation. Mr. Prins received an M.B.A. from Oral Roberts University and a B.A. from Colgate University. He currently serves on the Board of Directors of Path Net, Inc., a domestic telecommunications company, and The Association for Corporation Growth, National Capital Chapter.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors held seven meetings in 1998 and took various actions by written consent. During 1998, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board during the period for which such incumbent was a director, and the total number of meetings held by all committees on which such incumbent served.

    The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee is responsible for reviewing and approving salaries, bonuses and benefits paid or given to all executive officers of the Company and making recommendations to the Board of Directors with regard to employee compensation and benefit plans. The Compensation Committee also administers the Company's Amended and Restated Option Plan and the Amended and Restated 1997 Performance Incentive Plan ("1997 Plan"). This committee met twice during 1998. The Audit Committee is charged with recommending the engagement of independent accountants to audit the Company's financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements, reviewing management's procedures and policies regarding internal accounting controls, and performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. This committee did not meet during 1998.

COMPENSATION OF DIRECTORS

    Currently, the Company's directors do not receive cash compensation for their service on the Board of Directors. In the future, however, directors who are not executive officers or employees of the Company may receive meeting fees, committee fees and other compensation relating to their service. Each member of the Board of Directors who is not an officer of the Company is entitled to receive an automatic grant of options to purchase 5,000 shares of Common Stock upon joining the Board and additional options to purchase 5,000 shares per year of service thereafter. All directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

ANNUAL COMPENSATION

    The following table sets forth certain summary financial information concerning compensation for services in all capacities awarded to, earned by or paid to, the Company's Chief Executive Officer and certain of the other most highly compensated officers of the Company, whose aggregate cash and cash equivalent compensation exceeded $100,000 ("Named Officers"), with respect to the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                                   -----------------
                                                     ANNUAL COMPENSATION              SECURITIES              ALL
                 NAME AND                    ------------------------------------     UNDERLYING             OTHER
            PRINCIPAL POSITION                  YEAR        SALARY       BONUS        OPTIONS(#)        COMPENSATION(1)
-------------------------------------------  -----------  ----------  -----------  -----------------  -------------------
Ram Mukunda................................        1998   $  401,117(2)         --        30,000           $  35,000
President/Chief                                    1997   $  345,833(3)         --            --           $  30,800
Executive Officer                                  1996   $  165,872          --              --           $  18,000

Prabhav V. Maniyar(4)......................        1998   $  180,042                      15,000           $  18,000
Chief Financial                                    1997   $  149,585          --         157,616                  --
Officer/Secretary                                  1996           --          --              --                  --

Gustavo Pereira............................        1998   $  129,583          --              --                  --
Vice President-                                    1997   $  110,000          --           7,500                  --
Engineering                                        1996   $  110,000          --              --                  --

Anthony Das(5).............................        1998   $  124,167          --          15,000                  --
Senior Vice                                        1997   $   79,167          --          30,000                  --
President                                          1996           --          --              --                  --

Dhruva Kumar...............................        1998   $  104,167          --              --                  --
Vice President                                     1997   $   77,209          --          34,000                  --
                                                   1996   $   43,008          --          19,950                  --

------------------------

(1) This amount includes the value of an automobile allowance

(2) Includes $102,000 accrued salary for prior periods.

(3) Includes $150,000 accrued salary for prior periods.

(4) Mr. Maniyar joined the Company in January 1997.

(5) Mr. Das joined the Company in February 1997.

CERTAIN EMPLOYMENT AGREEMENTS

    The Company entered into an employment agreement with Ram Mukunda on July 1, 1997 ("Mukunda Agreement"), pursuant to which Mr. Mukunda holds the positions of President, Chief Executive Officer and Treasurer of the Company, was paid an initial annual base salary of $250,000 per year, is entitled to participate in the 1997 Plan, is eligible to receive a bonus of up to 40% of his base salary as determined by the Compensation Committee based upon the financial and operating performance of the Company, and is entitled to receive an automobile allowance of $1,500 per month. In addition, the Mukunda Agreement provides that, if there is a "Change of Control", Mr. Mukunda will receive, for the longer of 12 months or the balance of the term under his employment agreement (which initially could be for a period of up to three years), the following benefits: (1) a severance payment equal to $20,830 per month; (2) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs; (3) all accrued but unpaid base salary and other benefits as of the date of termination; and (4) such other benefits as he was eligible to participate in at and as of the date of termination. Effective July 1, 1998, Mr. Mukunda's annual base salary was increased to $325,000.

    The Company also entered into an employment agreement with Prabhav V. Maniyar on July 1, 1997 ("Maniyar Agreement"), pursuant to which Mr. Maniyar holds the positions of Senior Vice President, Chief Financial Officer and Secretary of the Company, was paid an initial annual base salary of $175,000 per year, is entitled to participate in the 1997 Plan, is eligible to receive a bonus of up to 40% of his base salary, as determined by the Compensation Committee based upon the financial and operating performance of the Company, and is entitled to receive an automobile allowance of $750 per month. In addition, the Maniyar Agreement provides that if there is a "Change of Control", Mr. Maniyar will receive, for the longer of 12 months or the balance of the term under his employment agreement (which initially could be for a period of up to three years), the following benefits: (1) a severance payment equal to $14,580 per month; (2) a pro rata portion of the bonus applicable to the calendar year in which such termination occurs; (3) all accrued but unpaid base salary and other benefits; and (4) such other benefits as he was eligible to participate in at and as of the date of termination. Effective July 1, 1998, Mr. Maniyar's annual base salary was increased to $225,000.

    The Mukunda Agreement and the Maniyar Agreement each has an initial term of three years and is renewable for successive one year terms. In addition, the agreements also contain provisions which restrict the ability of Messrs. Mukunda and Maniyar to compete with the Company for a period of one year following termination.

    For purposes of the Mukunda Agreement and the Maniyar Agreement, a "Change of Control" shall be deemed to have occurred if (A) any person becomes a beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of all classes of the Company's then outstanding voting securities; or (B) during any period of two consecutive calendar years individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved; or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other company or entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation (exclusive of the situation where the merger or consolidation is effected in order to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company's then outstanding securities); or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                              STOCK OPTION GRANTS

    The following table sets forth certain information regarding grants of options to purchase Common Stock made by the Company during the fiscal year ended December 31, 1998, to each of the Named Officers. No stock appreciation rights were granted during fiscal 1998. On April 28, 1999, the closing price of the Common Stock was $10.75.

                                                                                                                REALIZED VALUE AT
                                                                                                               ASSUMED ANNUAL RATES
                                                                                                                        OF
                                                                                                                   STOCK PRICE
                                                               PERCENTAGE
                                              NUMBER OF         OF TOTAL                                           APPRECIATION
                                             SECURITIES          OPTIONS                                       FOR OPTIONS TERM(3)
                                             UNDERLYING        GRANTED TO        EXERCISE
                                               OPTIONS          EMPLOYEES          PRICE        EXPIRATION     --------------------
NAME                                         GRANTED(#)        IN 1997(1)        ($/SH)(2)         DATE          5%($)     10%($)
-----------------------------------------  ---------------  -----------------  -------------  ---------------  ---------  ---------
Ram Mukunda..............................        30,000              3.07%           14.25          6/8/08        29,778    281,726
Prabhav V. Maniyar.......................        15,000              1.53%           14.25          6/8/08        14,889    140,863
Gustavo Pereira..........................            --                --               --              --            --         --
Anthony Das..............................        15,000              1.53%            9.00          6/8/08        93,639    219,613
Dhruva Kumar.............................            --                --               --              --            --         --

------------------------

(1) During 1998, the Company granted options to purchase a total of 977,900 shares of Common Stock.

(2) The exercise price was equal to the per share fair market value of the Common Stock underlying the options on the date of grant. In December 1998, all outstanding options held by non-executive officers of the Company were repriced to $9.00.

(3) Amounts reflected in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Common Stock over the term of the options. Actual gains, if any, on the stock option exercises and Common Stock holdings are dependent upon the timing of such exercise and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the holder of the option.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth certain information as of December 31, 1998, regarding the number and year end value of unexercised stock options to purchase Common Stock held by each of the Named Officers. No stock appreciation rights were exercised during fiscal 1998.

                                                            VALUE OF
                                                          UNEXERCISED                        NUMBER OF
                                                         "IN-THE-MONEY'                SECURITIES UNDERLYING
                                                           OPTIONS AT                   UNEXERCISED OPTIONS
                                                     FISCAL YEAR-END($)(1)             AT FISCAL YEAR-END(#)
NAME                                               EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
----------------------------------------------  --------------------------------  --------------------------------
Ram Mukunda...................................                        0/0                         0/30,000
Prabhav V. Maniyar............................                        0/0                    10,000/55,000
Gustavo Pereira...............................              14,445/57,780                      1,500/6,000
Anthony Das...................................             43,335/317,790                     4,500/33,000
Dhruva Kumar..................................             46,224/184,896                     4,800/19,200

------------------------

(1) Options are "in-the-money" if the fair market value of underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $9.63 per share, the fair market value of the Common Stock issuable upon exercise of options at December 31, 1998 and the exercise price of the option, multiplied by the applicable number of shares underlying the options. On April 28, 1999, the closing price of the Common Stock was $10.75.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors ("Compensation Committee") is responsible for recommending compensation policies with respect to the Company's executive officers, and for making decisions about awards under the Company's stock-based compensation plans. Each member of the Compensation Committee is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. This report addresses the Company's compensation policies for 1998 as they affected the Chief Executive Officer and the Company's other executive officers.

    This report is not deemed to be "soliciting material" or deemed to be "filed" with the Securities and Exchange Commission or subject to the Commission's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

COMPENSATION POLICIES

    The Compensation Committee's executive compensation policies are designed to provide competitive compensation opportunities, reward executives in a manner consistent with the Company's performance, recognize individual performance and responsibility, underscore the importance of the creation of shareholder value, and assist the Company in attracting and retaining qualified executives. The Company's executive compensation program as implemented by the Compensation Committee provides a competitive compensation program that will enable the Company to attract, retain and reward experienced and highly motivated executive officers who will have the skills, experience and talents required to promote the short-and long-term financial performance and growth of the Company. The principal elements of compensation employed by the Compensation Committee to meet these objectives are base salaries, cash incentives, if appropriate, and long-term stock-based awards. Senior officers are also eligible to receive discretionary cash incentive payments based upon the overall growth in revenue and profit and the performance of the Company.

    All compensation decisions are determined following a review of many factors that the Compensation Committee believes are relevant, including external competitive data, the Company's achievements over the past year, the individual's contributions to the Company's success, significant changes in role or responsibility, and the internal equity of compensation relationships.

    In general, the Compensation Committee intends that the overall total compensation opportunities provided to the executive officers should reflect competitive compensation for executives with corresponding responsibilities in comparable companies providing similar products and services. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the Company's financial position. Actual compensation earned by the executive officers reflects both their contributions to the Company's actual creation of shareholder value and the Company's actual financial performance.

    The competitiveness of the Company's total compensation program--including base salaries, annual cash incentives, and long-term stock-based incentives--is assessed annually. Data for external comparisons may be drawn from a number of sources, including the publicly available disclosures of selected comparable companies offering similar services. While the targeted total compensation levels for the executive officers are intended to be competitive, compensation paid in any particular year may be more or less than the average, depending upon the Company's actual performance. In 1999, the Compensation Committee intends to retain a professional compensation consultant to research the executive compensation levels of similar companies and to assist and advise it on the setting of executive compensation levels.

BASE SALARY

    Base salaries for all executive officers, including the Chief Executive Officer, are reviewed by the Compensation Committee on an annual basis. In determining appropriate base salaries, the Compensation Committee considers external competitiveness, the roles and responsibilities of the individual, the internal equity of compensation relationships, and the contributions of the individual to the Company's success.

ANNUAL CASH INCENTIVE OPPORTUNITIES

    The Compensation Committee believes that executives should be rewarded for their contributions to the success and profitability of the Company and, as such, approves the annual cash incentive awards. Such awards are linked to the achievement of revenue and net income goals by the Company, and the achievement by the executives of certain assigned objectives. The individual objectives set for executive officers of the Company include such goals as revenue, profit and budget and operational objectives, and increased business unit productivity. The Compensation Committee believes that these arrangements tie the executive's performance closely to key measures of success of the Company. All executive officers, including the Chief Executive Officer, are eligible to participate in this program. There were no annual cash incentive award payments made by the Company in 1998.

LONG-TERM STOCK-BASED INCENTIVES

    The Compensation Committee also believes that it is essential to link executive and shareholder interests. As such, from time to time the Compensation Committee grants stock options to executive officers and other employees under the 1997 Plan. In determining actual awards, the Compensation Committee considers the externally competitive market, the contributions of the individual to the success of the Company, and the need to retain the individual over time. All executive officers, including the Chief Executive Officer, are eligible to participate in this program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Compensation Committee annually reviews and approves the compensation of Mr. Mukunda, the Chief Executive Officer of the Company. The compensation package for the Chief Executive Officer includes elements of base salary, annual incentive compensation and long-term incentive compensation. Mr. Mukunda's total compensation is designed to be competitive and to create rewards for short- and long-term performance in line with the financial interests of the Company's stockholders.

    With regard to Mr. Mukunda's compensation, the Committee considers in particular the Company's performance as evidenced by changes in the market price of the Common Stock during the year as compared to changes in the telecommunications industry and the broader economic environment, as well as particular operational and business achievement of the Company. Mr. Mukunda is a significant stockholder in the Company, and to the extent that his performance as Chief Executive Officer translates into an increase in the value of the Common stock, all Company stockholders, including him, share the benefits. The Committee also considers the Chief Executive Officer's leadership in continuing to improve the strategic position of the Company and its financial performance during 1998 with respect to revenue growth, expense control, net income, and earnings per share, compared to other telecommunications companies. The Compensation Committee also considers the compensation levels of chief executive officers at similar companies at similar stages of growth.

SECTION 162(M)

    The Commission requires that this report comment upon the Company's policy with respect to Section 162(m) of the Internal Revenue Code which, generally, disallows a tax deduction to public companies for compensation over $1,000,000 paid to its Named Officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although no

Named Officer received compensation exceeding this limit in 1998, the Company has limited the number of shares of Common Stock subject to options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Compensation Committee does not currently intend to qualify its annual incentive awards as performance-based awards, it will continue to monitor the impact of Section 162(m) on the Company.

                                          Respectfully submitted,

                                          Nazir G. Dossani
                                          Richard K. Prins

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the Company's initial public offering, the Board of Directors did not have a Compensation Committee or any committee performing a similar function. Accordingly, the entire Board of Directors, including directors who are executive officers of the Company, historically have made all determinations concerning compensation of executive officers. The Board of Directors has established a Compensation Committee which consists entirely of directors who are not employees of the Company.

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total stockholder return on the Common Stock for the period from October 9, 1997 through December 31, 1998 with the cumulative total return on (i) the "NASDAQ-US Index", and (ii) the "NASDAQ Telecommunications Index". The comparisons assume the investment of $100 on October 9, 1997 in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The Company has not paid any dividends on its Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                STARTEC GLOBAL COMMUNICATIONS CORP.             NASDAQ TELECOMMUNICATIONS          NASDAQ MARKET INDEX
10/9/97                                            100.00                               100.00                      100.00
12/31/97                                           133.58                               100.81                       93.70
3/31/98                                            149.25                               127.78                      109.81
6/30/98                                             68.66                               135.38                      112.65
9/30/98                                             41.04                               120.49                      101.53
12/31/98                                            57.46                               165.44                      131.98

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company has an agreement with Companhia Santomensed De Telecommunicacoes ("CST"), an affiliate of Blue Carol Enterprises Ltd. ("Blue Carol"), which currently holds 9% of the outstanding shares of Common Stock, for the purchase and sale of long distance services. Revenues generated from CST amounted to approximately $1,501,000, 1,900,000, and 1,900,000 or 5%, 2% and 1% of the
Company's total revenues for the years ended December 31, 1996, 1997 and 1998, respectively. Services provided to the Company amounted to approximately $663,000, $680,000 and $366,000 of the Company's costs of services for the years ended December 31, 1996, 1997 and 1998, respectively. The Company also has a lease agreement with an affiliate of Blue Carol, Companhia Portuguesa Radio Marconi, S.A. ("Marconi"), for rights to use undersea fiber optic cable under which the Company is obligated to pay Marconi $38,330 semi-annually for five years on a resale basis.

    During the second quarter of 1998, the Company made loans to certain of its employees including executive officers. These loans were all made on substantially the same terms, including interest rates. In this regard, the Company advanced an aggregate of $1,488,238 to the employees, including $400,000 to the Company's Chief Executive Officer, Ram Mukunda, and $550,000 to the Company's Chief Financial Officer, Prabhav V. Maniyar. The Company made the loan to Mr. Mukunda in connection with the payment of taxes and certain other obligations. Mr. Maniyar's loan was granted in connection with his exercise of certain outstanding options to purchase Common Stock and the payment of taxes related thereto. Both loans bear interest at a rate of 7.87 % per year. For Mr. Mukunda, principal and interest on the loan are due December 31, 1999 and may not be pre-paid. For Mr. Maniyar, principal and interest on the loan are due June 30, 1999 and may not be pre-paid.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and certain of its officers, and persons who own more than 10% of the Common Stock (collectively, "Insiders"), to file reports of ownership and changes in their ownership of Common Stock with the Securities and Exchange Commission. Insiders are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports that they file.

    Based solely on its review of the copies of such reports received by it, or written representations from such reporting persons that no Form 5s were required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1998.

                        COST OF SOLICITATION OF PROXIES

    The Company will bear the cost of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or facsimile by directors, officers or regular employees of the Company without any special remuneration, or by a professional proxy solicitation organization engaged by the Company.

                                 OTHER MATTERS

    The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting or any adjournment thereof. If any other matters come before the Annual Meeting, however, it is intended that shares of Common Stock represented by proxy will be voted in accordance with the judgment of the persons named on the enclosed proxy card.

                             STOCKHOLDER PROPOSALS

    Any stockholder who, in accordance with and subject to the provisions and rules of the Securities and Exchange Commission and applicable laws of the State of Delaware, wishes to submit a proposal for inclusion in Company's proxy statement for its 2000 annual meeting of stockholders, must deliver such proposal, in writing, to the principal executive offices of Company, 10411 Motor City Drive, Bethesda, Maryland 20817, Attention: Secretary, on or prior to January 13, 2000.

                           ANNUAL REPORT ON FORM 10-K

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO PRABHAV V. MANIYAR, SECRETARY, AT 10411 MOTOR CITY DRIVE, BETHESDA, MD 20817.

PROXY
                   STARTEC GLOBAL COMMUNICATIONS CORPORATION
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 17, 1999

    The undersigned hereby appoints RAM MUKUNDA and PRABHAV V. MANIYAR, or either of them acting in the absence of the other, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of Startec Global Communications Corporation, to be held on June 17, 1999, and at any adjournments thereof, to vote the shares of Common Stock that the signer would be entitled to vote if personally present as indicated below and on the reverse side hereof and on any other matters brought before the meeting, all as set forth in the Proxy Statement of Startec Global Communications Corporation dated May 13, 1999, receipt of which is hereby acknowledged.

    Please date, sign and return promptly.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STARTEC GLOBAL COMMUNICATIONS CORPORATION.

1. ELECTION OF DIRECTORS: Nominees: Prabhav V. Maniyar and Sudhakar Shenoy.

       / / FOR ALL NOMINEES       / / WITHHOLD AUTHORITY FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR THE FOLLOWING NOMINEE(S) AND VOTE FOR ALL OTHER NOMINEES.

--------------------------------------------------------------------------------

The Board of Directors recommends that you vote FOR all nominees.

                  (Continued and to be signed on other side).

Your signature(s) on this form of proxy should be exactly as your name and/or names appear on this proxy. If the stock is held jointly, each holder should sign. If signing is by an attorney, executor, administrator, trustee or guardian, please give full title.
                                              Dated ______________________, 1999
                                              __________________________________
                                              Signature
                                              __________________________________
                                              Signature

                                              THE SHARES REPRESENTED BY THIS
                                              PROXY WILL BE VOTED AS DIRECTED BY
                                              THE STOCKHOLDER. IF NO DIRECTION
                                              IS GIVEN WHEN THE FULLY EXECUTED
                                              PROXY IS RETURNED, SUCH SHARES
                                              WILL BE VOTED IN ACCORDANCE WITH
                                              THE RECOMMENDATION OF THE BOARD OF
                                              DIRECTORS FOR ALL NOMINEES.